SYMBOLLON CORPORATION

                               ANNUAL REPORT 2000

                                 [COMPANY LOGO]

To Our Shareholders:


Overview

         The events of 2000 have laid a solid foundation upon which to proceed toward completion of the clinical development of IoGen(TM). During the year, Symbollon reported favorable results from its Phase I and II trials for the treatment of fibrocystic breast disease (FBD). There were three findings from these trials that we feel are significant.

         Thus far IoGen's safety profile is comparable to placebo. This is important because any treatment for FBD, a chronic benign condition that affects women of childbearing age, must be extremely safe.

          Secondly, our initial indications of IoGen's effectiveness came from two independent assessments. In the Phase II trial, the physicians' assessments of patient improvement were highly correlated to the patients' self-evaluations. The consistency between these two evaluations provides incremental comfort that these results can be replicated in broader scale Phase III trials.

         Lastly, IoGen's effectiveness, as shown in the Phase II trial, was consistent with the extensive scientific literature recommending molecular iodine treatment for FBD. Collectively, more than 1,500 women afflicted with FBD have been orally administered various forms of iodine with reported clinical improvement in breast condition occurring in about 60% of those women Based on these findings, we are planning to meet with FDA this spring to outline the clinical data that will be necessary in order for Symbollon to file for regulatory approval of IoGen for the treatment of FBD.

         The present challenge for Symbollon is to forge a path that will allow for the ultimate commercialization of IoGen. Symbollon's reserves are strong with over $3 million in cash and cash equivalents at the close of 2000. This will allow us to operate well beyond 2001. Providing for the additional resources necessary to complete the clinical development of IoGen is our next objective. Essentially, Symbollon has two alternatives. We can fund further investment ourselves, or we can form a relationship that will bring a partner's resources to the program. We are focused on pursuing the alternative choice that will deliver the best result for our shareholders.

Women's Healthcare

         The impetus for our women's health drug-development initiative is premised on the relationship that exists between iodine deficiency and the increased incidence of certain female health problems. We believe the underlying causation of these women's diseases is a hormonal imbalance. The supporting medical research conducted over the last twenty years has indicated that therapeutically administered molecular iodine may normalize these hormone levels.

         Hormone-based   female  health   problems   include  certain  types  of
pre-menopausal breast cancer, endometriosis and FBD, among others. These indications represent significant opportunity for IoGen. We chose initially to pursue FBD based on the positive human clinical data that exist for orally administered iodine.

         FBD is a chronic, non-life-threatening ailment that is estimated to afflict between 30 to 50% of all women of childbearing age, to varying degrees. This represents approximately 25 to 40 million women in the United States. FBD's symptoms include breast pain, tenderness, swelling and excess cell growth in the form of breast cysts, lumps or nodules. Market research conducted by SMG in 1995 found that about 5,000,000 women in the United States had actually sought medical treatment for FBD.

         At this time, there is no safe FDA-approved treatment for FBD. Currently, physicians have a limited number of options for patients with FBD. These include dietary changes, natural and homeopathic treatments, hot compresses and analgesics. However, none of these alternatives has been shown to be effective in the comprehensive treatment of FBD. The only FDA-approved drug, danazol, is a masculinizing hormone that can trigger severe side effects.

         During 2000, Symbollon completed its Phase I and II clinical trials evaluating IoGen for the treatment of FBD. The results of the Phase I indicated that IoGen is dose-proportional and bioavailable. IoGen was well tolerated by the patients in both clinical trials. There were also no drug-related serious adverse events.

         The only statistically significant difference between IoGen and placebo related to headaches. Patients on IoGen therapy had a statistically significant decrease in the number of observed headaches than patients on placebo. Headaches were reported in 7 of 17 (41%) patients in the placebo, compared to 1 of 16 (6%) patients in the 1.5-mg group, 10 of 38 (26%) patients in the 3.0-mg group and 5 of 40 (13%) patients in the 6.0-mg group (p=.033).

         In the Phase II study, we evaluated IoGen's clinical success utilizing two validated, independent assessment tools. In the first tool, the physicians measured IoGen's effectiveness by analyzing the three primary endpoints of breast nodularity, pain and tenderness. Based on the physicians' assessments, the 6.0-mg group showed improvement in 21 of 27 (78%) patients for pain, 19 of 26 (73%) for tenderness and 10 of 27 (37%) for nodularity. This compares favorably to the placebo group, which had observed improvement in 6 of 10 (60%) patients for pain, 3 of 10 (30%) for tenderness and 3 of 15 (20%) for nodularity.

         In the second assessment tool, the patients evaluated their pain and tenderness by completing a validated, health-related quality of life questionnaire. The questionnaire was developed by the Lewin Group for women with FBD, who were treated with iodine. Its results show a correlation between increased dosing and improved quality of life symptoms for the women in the study. As indicated in graph below, patients on the 6.0-mg dose of IoGen reported an overall reduction of approximately 50% of their breast pain and tenderness. In sharp contrast, patients on placebo reported nearly a 10% increase in their overall breast pain and tenderness during the trial.



                      Results of the Overall Symptom Scores
              from the Health-related Quality of Life Questionnaire


       [Graph showing that 6.0-mg IoGen group had reduced pain by 49% and the Placebo group had increased pain of 8%.]







         We are currently focused on preparing for an end-of-phase II meeting with the United States Food and Drug Administration (FDA). We anticipate such a meeting will occur in the second quarter of 2001. If the FDA consents, we expect to initiate the pivotal trials for IoGen in the latter half of 2001.

Corporate Alliances

         Starting 2000, we had two existing corporate relationships. Our marketing partner, West Agro, Inc., has distributed IodoZyme(R) since 1995. IodoZyme's sales declined in 2000, and there is no indication that future sales levels will be higher. Our ophthalmic collaboration with Bausch & Lomb was terminated during 2000. We would like to thank Bausch & Lomb for their efforts during the collaboration. Unfortunately, the initial pre-clinical data did not warrant further development of the technology as an ophthalmic product.

         We continue to believe that the most effective partnerships for the technology will come after the initial clinical efficacy has been determined. IoGen is the first drug candidate to follow this path. As resources allow, we plan to establish the initial clinical efficacy of our other drug candidates prior to seeking a commercialization partner.

Financial Results

         In 2000, Symbollon reported a net loss of $(466,651), or diluted losses per share of $(0.12), compared with a net loss of $(730,404), or diluted losses per share of $(0.24), in the prior year. Compared to the prior year, the reduced 2000 losses reflected approximately $900,000 of decreased clinical development expenses related to IoGen, partially offset by approximately $600,000 of decreased contract and license fees from the Bausch & Lomb partnership.

         During 2000 we raise approximately $1.95 million from warrant and option exercises. At the close of 2000 we had over $3.4 million in cash and cash equivalents. We believe we have sufficient capital to operate through 2001. However, if we undertake to conduct future clinical trials on IoGen, additional funds will be necessary.

The Future

         Our primary goal in conducting the IoGen Phase II clinical trial was to establish whether molecular iodine could have a positive effect on breast tissue. The clinical trial data gathered to date indicate that IoGen can effectively treat FBD. Now, our goal is to complete the clinical testing necessary for Symbollon to file for regulatory approval of IoGen for the treatment of FBD. While additional resources will be required to complete this task, we are confident Symbollon will accomplish its goal.

         As always, increasing shareholder value continues to be our primary objective and the measure by which we expect you will judge our performance. Your continued support of Symbollon is greatly appreciated.

Sincerely,



/s/ Jack H. Kessler                         /s/ Paul C. Desjourdy
----------------------------                ---------------------------
Jack H. Kessler,                            Paul C. Desjourdy,
Chairman of the Board,                      Director, President,
Chief Executive Officer                     Chief Operating Officer
and Chief Scientific Officer                and Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 10-KSB

(Mark One)

[ x ] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the fiscal year ended December 31, 2000
                                       OR

[   ]   TRANSITION REPORT UNDER  SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
        ACT OF 1934 for the transition period from __________ to __________

Commission file number 0-22872

                              SYMBOLLON CORPORATION
                 (Name of small business issuer in its charter)

          Delaware                                36-3463683
  (State of incorporation)           (I.R.S. employer identification no.)

       37 Loring Drive
   Framingham, Massachusetts                         01702
(Address of principal executive offices)          (Zip Code)

Issuer's telephone number  (508) 620-7676

Securities registered under Section 12(b) of the Exchange Act:

                                      None
                                (Title of class)

Securities registered under Section 12(g) of the Exchange Act:

                Class A Common Stock, $.001 par value per share
                                (Title of class)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days.
Yes X  No __

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

The issuer's revenues for its most recent fiscal year (year ended December 31, 2000) were $750,805.

As of March 16, 2001, the aggregate market value of the voting stock of the issuer held by non-affiliates of the issuer was approximately $15,022,841 based upon the closing price of such stock on that date.

As of March 16, 2001, 4,264,538 shares of Class A Common Stock of the issuer were outstanding. See "Market for Common Equity and Related Stockholder Matters."

    Transitional Small Business Disclosure Format (check one): Yes ___ No _X_

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's definitive Proxy Statement to be delivered to stockholders in connection with the Annual Meeting of Stockholders to be held on May 23, 2001 are incorporated by reference into Part III hereof. With the exception of the portions of such Proxy Statement expressly incorporated into this Annual Report on Form 10-KSB by reference, such Proxy Statement shall not be deemed filed as part of this Annual Report on Form 10-KSB.

Special Note Regarding Forward Looking Statements

         In addition to the historical information contained herein, this Annual Report on Form 10-KSB contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements concerning plans, objectives, goals, strategies, prospects, financial needs, future performance and future costs and expenditures. Such statements may be identified or qualified, without limitation, by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions (and variants of such words or expressions). Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance, achievements and results may differ materially from those expressed, projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the section "Risk Factors" in this Annual Report on Form 10-KSB. The forward-looking statements contained herein represent the Company's judgment as of the date of this Annual Report on Form 10-KSB, and the Company cautions readers not to place undue reliance on such statements.

                                     PART I

Item 1.  Description of Business

General Background

         Symbollon Corporation (the "Company" or "Symbollon") is engaged in development and commercialization of proprietary iodine-based pharmaceutical agents and antimicrobials (collectively referred to as "applications"). The Company is a Delaware corporation incorporated in August 1993 and is the successor by merger to a Massachusetts corporation of the same name incorporated in May 1991, which was the successor by merger to an Illinois corporation, which was incorporated in July 1986.

The Company's Technology

         Iodine   has  been   shown  to  be  a  rapid   acting,   broad-spectrum
antimicrobial and an effective therapeutic for certain pharmaceutical applications. The Company has developed proprietary iodine technology that the Company believes maximizes the "therapeutic index" of iodine. The "therapeutic index" of a drug is the ratio of the largest safe dose to the smallest effective dose. The Company's technology accomplishes this by controlling the ratio of molecular iodine (I2), to the other inactive species of iodine typically present in solution. The Company believes that this will enable it to produce iodine-based applications having advantages over currently available products.

         The Company believes that its iodine-based technology has potential use in a number of product application areas. These applications can be grouped into women's healthcare and infection control.

         When used for infection control applications, the Company believes that the major strengths of its patented technology are the minimization of staining and color associated with traditional iodine products, broad spectrum of antimicrobial activity, rapidity of cidal activity, safe residues, no known resistance and no environmental disposal concerns. The primary weaknesses of the Company's technologies are the inconvenience and cost of a multi-part delivery system and the potential for staining and corrosivity.

         Concerning women's healthcare, Symbollon believes that a relationship exists between iodine deficiency and the increased incidence of certain female health problems. These include some types of pre-menopausal breast cancer, fibrocystic breast disease and endometriosis. The Company believes that the underlying causation of these problems relates to the monthly ovarian cycle and the proper functioning of the gonadotropic hormones. Certain supporting medical research conducted over the last twenty-five years has suggested that therapeutically administered molecular iodine may normalize the estrogen/progesterone hormone levels.

Bovine Teat Sanitizer Product

         During 1994, the Company co-developed a bovine teat sanitizer, marketed as "IodoZyme(R)", with West Agro, Inc. of Kansas City, MO ("West Agro"), a subsidiary of the Tetra Laval Group and a leading manufacturer and distributor of iodophor-based products for dairy use. In January 1995, the Company and West Agro signed a marketing and supply agreement covering IodoZyme, and the Company began shipping IodoZyme to West Agro in early 1995. Pursuant to this agreement, West Agro was granted the exclusive worldwide right to market, distribute, promote and sell IodoZyme. Under the agreement, the Company manufactures and supplies West Agro with IodoZyme in finished product form.

         Total product sales for 2000 and 1999 from IodoZyme are as follows:


                                             Year Ended December 31,
                                        ------------------------------------
                                          2000                         1999
                                          ----                         ----

        United States                   $250,805                     $283,758
        Rest of World                         --                      141,451
                                         -------                      -------

        Total Product Sales             $250,805                     $425,209
                                        ========                     ========

         The Company's invoice terms are net 30 days. The Company had no orders for future delivery of IodoZyme at year-end.

Product Development

         During 2000 the Company concentrated its product development work on proposed product applications for a treatment for fibrocystic breast disease and various dermatological diseases.

         The Company spent approximately $734,000 and $1,643,000 on research and development during the years ended December 31, 2000 and 1999, respectively. Since inception, the Company has spent approximately $7,659,000 on research and development. Under certain collaborative relationships, the Company has received payments which are reflected in the Company's financial statements as contract and license fee revenues.

         Given the Company's limited financial resources, the uncertainty of the development effort and the necessity for regulatory approval, there can be no assurance of ultimate success with respect to any product development program or that resulting products, if any, will be commercially successful. Additionally, the Company's limited resources will require substantial support for new business initiatives from corporate partners who would ultimately introduce the products into the marketplace.

         Material developments in the Company's ongoing programs during fiscal 2000 are described below.

         Women's Healthcare

         The Company has developed an oral dosage form of its technology which generates molecular iodine in situ in the stomach of the patient. The Company refers to this tablet as IoGen(TM). Based on the available scientific literature, the Company believes that IoGen may be effective in the prevention and treatment of certain female health problems, including some types of pre-menopausal breast cancer, fibrocystic breast disease ("FBD") and endometriosis.

         We chose to initially pursue FBD based on the published results covering previous independent third party testing conducted for this indication. Collectively, more than 1,500 women afflicted with FBD have been orally administered various forms of iodine with reported clinical improvement in this breast condition occurring in 60% or greater of those women. FBD is a benign breast condition affecting approximately thirty percent of the women of childbearing age, which represents in the United States about 24 million women. However, estimates indicate that only 3.3 million of those women have been formally diagnosed with the disease. FBD is characterized by lumpiness, breast pain and tenderness.

         In 1995, Symbollon discovered a proprietary method for generating molecular iodine in situ in a person's stomach. IoGen is the first formulation developed utilizing this novel technique. In 1998, we initiated human clinical trials evaluating its effectiveness for the treatment of FBD. To date, Symbollon has completed Phase I and Phase II trials.

         The Phase I trial was structured as a single-center, open-labeled, randomized crossover study. Eighteen healthy females participated. The trial was designed to assess dose proportionality and relative bioavailability of IoGen tablets at three concentrations, 1.5 mg, 3.0 mg and 6.0 mg. These tablets were the same as used in the Phase II trials. In the Phase I study, IoGen was well tolerated at all dose levels. There were no drug-related adverse events.

         The results of the Phase I trial were based on blood and urine samples, collected over a 48-hour period following dosing. Pharmacokinetic analysis demonstrated that IoGen is dose-proportional when evaluated by either peak or mean iodine concentration in the blood samples. The results also indicated relative bioavailability among the 1.5, 3.0 and 6.0 mg IoGen tablets, as measured by the excreted iodine in urine samples and serum concentrations.

         The multi-center Phase II clinical trial treated over 100 patients with moderate to severe FBD in a placebo-controlled, double-blinded, randomized study. Three drug concentrations, 1.5 mg, 3.0 mg and 6.0 mg, were dosed daily for six months, followed by a two-month observation period.

         In the Phase II trial, IoGen was well tolerated by the patients. There were also no drug-related serious adverse events. The trial results indicate that there were no dose-related increases in incidence, severity and causality of treatment-emergent adverse events or clinically significant changes in laboratory parameters or vital signs. With regard to treatment-emergent headaches, a statistically significant decrease in incidence was observed between the placebo and the IoGen groups. Headaches were reported in 7 of 17 (41%) patients in the placebo, compared to 1 of 16 (6%) patients in the 1.5-mg group, 10 of 38 (26%) patients in the 3.0-mg group and 5 of 40 (13%) patients in the 6.0-mg group (p=.033).

         We evaluated IoGen's clinical success utilizing two validated independent assessment tools. In the first tool, the physicians measured IoGen's effectiveness by analyzing the three primary endpoints of breast nodularity, pain and tenderness. As detailed in Table 1 below, the 6.0-mg group showed improvement in 21 of 27 (78%) patients for pain, 19 of 26 (73%) for tenderness and 10 of 27 (37%) for nodularity. This compares favorably to the placebo group which had observed improvement in 6 of 10 (60%) patients for pain, 3 of 10 (30%) for tenderness and 3 of 15 (20%) for nodularity.

                                     TABLE 1

            Percentage of Patients Reporting Clinical Improvements *

     --------------------------------------------------------------------------
     Categories            Placebo        1.5-mg         3.0-mg         6.0-mg
     ----------            -------        ------         ------         ------
        Pain                 60%            60%           58%             78%
     Tenderness              30%            57%           61%             73%
     Nodularity              20%            11%           44%             37%
     --------------------------------------------------------------------------
     * Includes only patients who completed the Phase II trial with moderate to severe symptoms at baseline.

         In the second assessment tool the patients evaluated their pain and tenderness by completing a validated, health-related quality of life questionnaire. The questionnaire was developed by the Lewin Group for women with FBD, who were treated with iodine. Its results show a correlation between increased dosing and improved quality of life symptoms for the women in the study. As indicated in Table 2 below, the percentage of patients reporting improvement of 10 pain units in their overall symptom scores increased from 14% in the placebo group to 56% in the 6.0-mg group. Further supporting IoGen's effectiveness was the decreased percentage of patients whose condition worsened by 10 pain units during the trial from 36% in the placebo group to 9% in the 6.0-mg group. There was a statistically significant correlation between the clinical observations and quality of life findings for five of the six FBD symptom-related pain scales (p<0.05).

                                     TABLE 2

                      Results of the Overall Symptom Scores
             from the Health-related Quality of Life Questionnaire *

  ------------------------------------------------------------------------------
  Change in Condition          Placebo       1.5-mg        3.0-mg        6.0-mg
  -------------------          -------       ------        ------        ------
      Improvement                14%           43%          52%           56%
       No Change                 50%           29%          29%           34%
       Worsening                 36%           29%          19%            9%
  ------------------------------------------------------------------------------
  * Patients reporting change of 10 pain units or more from their baseline condition (mean baseline value for all patients was 38) were reported as improving or worsening, as the case may be.

         During 2001, the Company anticipates meeting with the United States Food and Drug Administration ("FDA") for an end-of-phase II conference. If the FDA consents, the Company plans to initiate the pivotal trials for IoGen in the latter half of 2001. Based on FDA's guidance, the Company also plans in 2001 to initiate a carcinogenicity dose-ranging study in rodents for the purpose of determining the appropriate dose to conduct a two-year bioassay study in rodents. The Company will need additional resources to continue the clinical development of IoGen. Symbollon is seeking a corporate relationship with a pharmaceutical company to commercialize IoGen and help finance the remaining clinical development of IoGen. Clinical investigation of IoGen for use in certain of the other female health indications may be investigated during 2001 and beyond as resources allow.

         Ophthalmology Applications

         No development activity occurred under the Company's collaboration and license agreement with Bausch & Lomb Pharmaceuticals, Inc. ("B&L") to develop ophthalmic products based on Symbollon's proprietary iodine technology. Pursuant to the agreement, B&L exercised its right to terminate the agreement in November 2000. Upon termination, all rights and title to Symbollon's technology sold or licensed to B&L under the agreement reverts back to the Company. B&L was also required to transfer 482,878 shares of the Company's common stock to Symbollon for no consideration. B&L purchased those shares for $500,000.

         During 2001, the Company has no plans to pursue development of ophthalmic products based on its technology.

         Dermatology Applications

         During 2000, the Company developed formulations based on its technology for the treatment of certain dermatological applications. Resources allowing, the Company's goal is to initiate human clinical trials in dermatology during the latter half of 2001.

         Other Potential Applications

         The Company believes that its technology has potential applications in the development of a variety of human healthcare and other products such as topical anti-infectives, oral care and hygiene products, wound care applications, and as a preventive for urinary tract infection. Given the Company's limited resources, although certain preliminary research, development and regulatory activities may be undertaken by the Company in some of these potential product areas, the Company's ability to fund the development and commercialization of such applications will depend in large part on entering into product development and commercialization agreements with corporate partners.

Manufacturing and Supplies

         The development and manufacture of the Company's products are subject to good laboratory practices ("GLP") and current good manufacturing practices ("cGMP") requirements prescribed by the FDA and to other standards prescribed by the appropriate regulatory agency in the country of use. The Company currently produces IodoZyme through a combination of internal manufacturing activities and external subcontractors. See "Management's Discussion and Analysis or Plan of Operation." The Company currently has limited in-house manufacturing capacity, and if the Company continues to perform manufacturing activities related to IodoZyme in-house, additional manufacturing space and equipment may be necessary if product volumes increase. See "Description of Property."

         The Company does not presently have FDA certified facilities capable of producing quantities of human pharmaceutical products required for clinical trials or commercial production. The Company will need to rely on collaborators, licensees or contract manufacturers to produce such materials. There can be no assurance that the Company will be able to obtain an adequate supply of its product from a third party manufacturer, or that if such a supply can be obtained, that it will comply with GLP and cGMP, as applicable.

         The Company believes that there are adequate sources of the raw materials required for commercial production and testing purposes. Pursuant to its agreement with West Agro, all sodium iodide used by the Company in the manufacture of the bovine teat sanitizer is to be purchased from West Agro at a price not to exceed the price which West Agro charges its largest customers. The Company has been and expects to continue to be able to obtain all materials needed for these purposes without any significant interruption or sudden price increase, although there can be no assurance thereof.

Marketing and Distribution

         In accordance with the marketing and supply agreement signed with West Agro, West Agro is marketing and distributing IodoZyme, and has agreed to market and distribute other potential cleaners, sanitizers and disinfectants covered by the agreement to dairy farms and dairy processing plants on an exclusive basis. The principal market for IodoZyme is dairy farms.

         The Company intends to market and distribute its potential products through others having pre-established marketing and distribution networks pursuant to contractual arrangements such as joint venture, licensing, distribution or similar collaborative agreements. The principal markets for the potential pharmaceutical and healthcare products include hospitals, medical offices, dental offices, dialysis centers, outpatient clinics and nursing homes.

Government Regulation

         The Company's research and development activities and the production and marketing of the Company's current and proposed products are subject to regulation by numerous governmental authorities in the United States and comparable state agencies. Foreign governments also regulate the development, production and marketing of products in their countries. The development, manufacturing and marketing of human pharmaceuticals are subject to regulation in the United States for safety and efficacy by the FDA in accordance with the Federal Food, Drug and Cosmetic Act. There can be no assurances that regulatory approvals or clearances will be obtained for any applications of the Company's technology once developed, that if granted they will not be withdrawn or that other regulatory action might not have an adverse impact on the ability to market the Company's proposed products.

         In the United States, human pharmaceuticals are subject to rigorous FDA regulation including preclinical and clinical testing, The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any proposed product will receive such approval on a timely basis, if at all.

         The steps required before new products for use in humans may be marketed in the United States include (i) preclinical trials, (ii) submission to the FDA of an Investigational New Drug ("IND") application, which must be approved before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) submission of a New Drug Application ("NDA") for a new drug to the FDA and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product.

         Preclinical tests include laboratory evaluation of product formulation, as well as animal studies (if an appropriate animal model is available) to assess the potential safety and efficacy of the product. Formulations must be manufactured according to cGMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. The results of the preclinical tests are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an IND application will result in FDA authorization to commence clinical trials. Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator.

         Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects and is tested for safety, dosage, tolerance, absorption, distribution, metabolism, excretion and pharmacokinetics. Phase II involves studies in a limited patient population to
(i) determine the efficacy of the investigational new drug for specific indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's proposed products subject to such testing. Furthermore, the Company or the FDA may suspend clinical trials at any time if the participants are being exposed to an unacceptable health risk. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety of the Company's proposed products.

         All data obtained from development programs are submitted as an NDA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the NDA is required before marketing may begin in the United States. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted, requiring significant additional review time. Essentially, all proposed products of the Company will be subject to demanding and time-consuming NDA or similar approval procedures in the countries where the Company intends to market its proposed products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the proposed product, quality assurance, packaging, storage, documentation and record keeping, labeling and advertising and marketing procedures. Effective commercialization also requires inclusion of the Company's proposed products in national, state, provincial or institutional formularies or cost reimbursement systems.

         In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

         In both domestic and foreign markets, the ability of the Company to commercialize its proposed product candidates will depend, in part, on the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations.

Third-party payers are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Symbollon-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved medical products. Government and other third-party payers are increasingly attempting to contain medical costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's proposed therapeutic products, the market acceptance of these products would be adversely affected.

         There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the medical care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payers for medical goods and services may take in response to any medical reform proposals or legislation. The Company cannot predict the effect medical reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.

         IodoZyme, the bovine teat dip manufactured by the Company, is subject to regulation by the FDA as an animal drug. Although a lengthy new animal drug application ("NADA") approval process is generally required prior to marketing an animal drug, under regulatory discretion afforded by the FDA, the agency does not currently require manufacturers of bovine teat sanitizers to undergo this process. The only current FDA requirements applicable to teat treatment manufacturers are compliance with the FDA's labeling, establishment registration, drug listing, and manufacturing requirements. The Company believes that it and its subcontractors are in compliance with the current FDA requirements applicable to teat treatment manufacturers. However, in February 1993, the FDA issued draft guidelines setting forth the types of data necessary to demonstrate that a teat treatment is safe for the cow, effective and fulfills human food safety, manufacturing and environmental requirements. Testing of IodoZyme was not conducted in accordance with such guidelines. Future required compliance with these guidelines or other FDA requirements which may be adopted, the probability or scope of which cannot currently be ascertained by the Company, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on the Company's results of operations.

Patents and Proprietary Rights

         The Company considers patent protection of its iodine technology to be critical to its business prospects. The Company currently holds fifteen patents and two additional patent applications filed in the United States relating to its technology. In addition, the Company holds patents and has filed a number of patent applications relating to its technology in foreign countries.


                        Listing of United States Patents

Patent
Number          Title                                            Issue Date
------          -----                                            ----------
4,476,108 "Bactericidal Method"                                October 9, 1984

4,937,072 "In Situ Sporicidal Disinfectant"                    June 26, 1990

4,996,146 "Rapid Sterilization Enzymatic Process with          February 26, 1991
           Persistence"

5,055,287 "Methods to Control Color During Disinfecting        October 8, 1991
           Peroxidase Reactions"

5,227,161 "Method to Clean and Disinfect Pathogens on the      July 13, 1993
           Epidermis by Applying a Composition Containing
           Peroxidase, Iodide Compound and Surfactant"

5,370,815 "Viscous Epidermal Cleaner and Disinfectant"         December 6, 1994

5,419,902 "Method for Inactivating Pathogens"                  May 30, 1995

5,629,024 "Method of Forming an Iodine Based Germicide         May 13, 1997
           Composition"

5,639,481 "Method for the Therapeutic Treatment of a           June 17, 1997
           Mammalian Eye"

5,648,075 "Iodine Based Germicidal Composition"                July 15, 1997

5,772,971 "Iodine-Based Microbial Decontamination System"      June 30, 1998

5,849,291 "Ophthalmic Non-Irritating Iodine Medicament"        December 15, 1998

5,885,592 "Method & Pharmaceutical Compositions for Oral       March 23, 1999
           Administration of Molecular Iodine"

5,962,029 "Iodine Germicides that Continuously Generate        November 5, 1999
           Free Molecular Iodine"

Re 36,605 "Reissue of 08/963,900 Method to Clean and          March 7, 2000
          Disinfect Pathogens"

         Upon B&L's termination of its collaboration and sale/license agreement with Symbollon, the rights to the United States patent issued in 1997 relating to a "Method for the Therapeutic Treatment of a Mammalian Eye" reverted back to Symbollon for no consideration.

         Much of the know-how of importance to the Company's technology and many of its processes are dependent upon the knowledge, experience and skills, which are not patentable, of key scientific and technical personnel. To protect its rights to and to maintain the confidentiality of trade secrets and proprietary information, the Company requires employees, Scientific Advisory Board members, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by such employees, advisors, consultants and collaborators. There can be no assurance, however, that these agreements will not be breached or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others. Also, to the extent that consultants or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. The Company is required to pay royalties to a co-inventor on certain patents relating to the Company's technology based on revenues received by the Company from sales of products falling within the scope of such patents.

Competition

         The Company's proposed products and products incorporating the Company's proposed products would compete with many other applications currently on the market. In addition, the Company is aware of other companies engaged in research and development of other novel approaches to applications in some or all of the markets identified by the Company as potential fields of application for its products. Many of the Company's present and potential competitors have substantially greater financial and other resources and larger research and development staffs than the Company. Many of these companies also have extensive experience in testing and applying for regulatory approvals. In addition, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with that of the Company.

         The Company is aware of one company, Mimetix Inc., which was conducting human clinical trials in the United States and Canada utilizing an iodine-based compound for the treatment of FBD. If Mimetix receives marketing approval for its drug compound prior to Symbollon, it could adversely affect the Company's ability to receive marketing approval, or if approved, the Company's ability to sell its product.

         The bovine teat sanitizer market is currently dominated by iodophor products, which generally compete on the basis of price and the ratio of microbial killing power to total iodine. The Company believes that IodoZyme competes on the basis of its superior convenience and high ratio of killing power to total iodine. Additionally, IodoZyme, manufactured by the Company and sold by West Agro, competes directly with products currently being manufactured and sold by West Agro.

Employees

         As of December 31, 2000, the Company had four employees, all of whom are full-time. The Company has relationships with and from time to time engages the services of university professors and other qualified consultants to assist it in technological research and development. No employee of the Company is currently represented by a labor union. Management considers its employee relations to be good. The Company believes that the future success of the Company is dependent to a significant degree on its being able to continue to attract and retain skilled personnel.

Executive Officers

         The Company's executive officers are:

                  Name             Age    Position with the Company
                  ----             ---    -------------------------
         Jack H. Kessler, Ph.D.     50    Chief Executive Officer, Chief
                                          Scientific Officer, Secretary and
                                          Chairman of the Board of Directors

         Paul C. Desjourdy          39    President, Chief Operating Officer,
                                          Chief Financial Officer, General
                                          Counsel, Treasurer and Director

         Certain biographical information regarding each executive officer of the Company is set forth below:

         Jack H. Kessler, Ph.D., is the founder of the Company and has served as Chief Executive Officer since December 1999, as Chief Scientific Officer, Secretary, and a director since the Company's move to Massachusetts in May 1991, and as Chairman of the Board of Directors since May 1996. Dr. Kessler held the title of Executive Vice-President of the Company from May 1991 to December 1999, and from the Company's formation in Illinois in 1986 until 1991 Dr Kessler was the Company's sole stockholder and served as its sole officer and director. From January 1990 until May 1991, he served as principal systems engineer for Kollsman Manufacturing Company, a diagnostic instrument design and manufacturing company.

         Paul C. Desjourdy has served as President, Chief Operating Officer and General Counsel since December 1999, as Chief Financial Officer since July 1996, as Treasurer from May 1994, and as a director since August 1996. Prior to that time, he held the titles of Executive Vice President from July 1996 to December 1999, and Vice-President - Finance and Administration of the Company from September 1993 to June 1996. From September 1989 to September 1993, Mr. Desjourdy, a certified public accountant, was an attorney at the law firm of Choate Hall & Stewart.

         Officers are elected annually and serve at the discretion of the Board of Directors.

Risk Factors

         The following important factors, among others, could cause our performance, achievements and results to differ materially from those we express or suggest in forward-looking statements in this report or in other materials from time to time. Stockholders and prospective investors should carefully consider these risk factors when deciding whether to invest in or hold our common stock.


We expect to incur additional losses in the future that will require us to raise substantial funding

         We have incurred a cumulative operating loss of $6,911,420 through December 31, 2000. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop IodoZyme, IoGen and other potential product formulations, and from the associated administrative and patent costs. We expect to incur additional significant operating losses over the next several years and expect cumulative losses to increase substantially due to expanded development efforts, including preclinical and clinical testing. In the next few years, our revenues may be limited to sales of IodoZyme and any amounts received under research or development collaborations that we may establish.

         Based on the current status of our development efforts, we will not receive revenues or royalties from commercial sales of our drugs under development for a significant number of years, if at all. For at least the next few years, we expect our revenues to be less than our expenses. We will therefore need to raise additional funding to sustain our operations. If we fail to achieve profitable operations or raise additional funding to cover losses, we will not be able to sustain operations.

As our corporate licensing relationships are terminated, our future revenues significantly decrease

         We generate our revenues from corporate licensing arrangements. In 1999, Oclassen Pharmaceuticals Inc., our development partner, terminated its relationship covering the use of our technology in dermatology. In 2000, B&L, our development partner, terminated its relationship covering the use of our technology in ophthalmology. Our only remaining relationship is with West Agro, Inc. They can terminate their collaboration with us at any time. If that happens, and we are not able to enter into new relationships, our revenues for 2001 and beyond will significantly decrease.

We have limited data that IoGen will effectively treat fibrocystic breast disease

         We did not conduct any animal or human studies to evaluate the potential effectiveness of IoGen before launching the Phase II trial. The Phase II clinical trial that we completed in 2000 generated the first data regarding the effectiveness of IoGen. The primary purpose of the Phase II trial was to evaluate the safety of IoGen. We believe that the Phase II data concerning the drug's effectiveness indicate that IoGen can successfully treat FBD, but we need to establish IoGen's effectiveness in two well-controlled clinical trials. We estimate that our investment in the IoGen development program exceeded $2.5 million. We expensed these development costs as incurred. If the further clinical trials are not successful, our financial situation may force us to discontinue the IoGen development program.

We lack the resources to conduct the necessary clinical trials required prior to commercial sales of our potential drugs

         Any drug candidates we develop will require significant additional research and development efforts, including extensive preclinical (animal and in vitro data) and clinical testing and regulatory approval, prior to commercial sale. In addition to IoGen, our other active drug development efforts are in dermatology. We have not initiated our clinical trials in dermatology. We must pay for any future clinical trials in women's healthcare and dermatology. Our ability to conduct the necessary clinical trials depends on our generating the resources required to pay for this from future revenues, financings or licensing relationships. We may not be able to generate the necessary financial resources.

We may lose control over development and commercialization of drugs after we license them

         A key element of our strategy has been to fund most of our product development programs through collaborative agreements with major pharmaceutical companies. As part of these licensing relationships we may have to grant to the other party control over the development and commercialization process. For example, a potential corporate partner may be responsible for:

           o        conducting preclinical and clinical trials;
           o        obtaining required regulatory approvals of drug candidates;
           o        manufacturing any resulting products; and
           o        commercializing any resulting products.

         The potential corporate partner may not obligated to develop or commercialize any drug candidates under the collaboration. The potential corporate partner alone could control the amount and timing of resources dedicated by it to the program. Accordingly, the potential corporate partner would control the development program. Moreover, the potential corporate partner may view certain drug candidates developed utilizing Symbollon's technology as competitive with its own drugs or drug candidates. Accordingly, the potential corporate partner may develop its existing or alternative technologies in preference to the drug candidates based on our technology. In addition, the potential corporate partner may have the right to terminate the relationship at any time. Without the involvement of a corporate partner, our limited resources would severely hamper our ability to develop a product.

         IodoZyme's future growth and profitability will depend, in large part, on the success of West Agro's personnel and others conducting marketing efforts on their behalf in fostering acceptance of IodoZyme as an alternative to other available products. West Agro also markets and distributes products which compete directly with IodoZyme.

If we cannot raise additional funds, then we will have to limit our future activities

         We have adequate cash resources to initiate the IoGen Phase III clinical trials and continue our base operations through 2001. However, we will require substantial additional funds if we are to continue the Phase III trials beyond 2001 and continue the clinical development of IoGen or pursue the development of additional products. We cannot estimate the amount or timing of our need for future funding since this is dependent on the scope and nature of product development not yet known.

         We intend to seek additional funds for such future product development through public or private financing or collaborative or other arrangements with corporate partners. We have not been able to enter into a new corporate relationship since 1997. We believe that before we can enter into any significant new relationships, we will have to generate clinical results on our potential drugs. Our limited financial resources may require us to finance the cost of generating these results. During 1999, we had difficulty raising funds by selling equity. We obtained stockholder approval to sell up to 1,250,000 shares, with a like number of warrants. We were only able to sell 836,685 shares and warrants.

         Our common stock remains thinly traded. There is very little market support for our common stock. So long as these conditions exist, future financings will continue to be difficult. Ultimately, this could impact the terms and conditions upon which we are able to sell securities and raise funds. If adequate funds are not available when needed, we would be forced to limit the scope of our development or perhaps cease operations.

If a competitive drug is marketed to treat fibrocystic breast disease prior to IoGen, then the potential market opportunity for IoGen will be adversely affected

         The only drug approved by the United States Food and Drug Administration (commonly called FDA) for the treatment of FBD is danazol, a masculinizing hormone. We are aware of one company, Mimetix Inc., that has conducted human clinical trials in the United States and Canada utilizing an iodine-based compound for the treatment of FBD. If Mimetix receives marketing approval for its drug compound before we do, they may achieve a significant competitive advantage through FDA marketing exclusivity rights. This would delay our ability to receive marketing approval.

IodoZyme could become subject to FDA marketing clearance that could affect our ability to market IodoZyme

         Teat sanitizers, although considered animal drugs by the FDA, do not currently require clearance by the FDA prior to marketing. The FDA, however, issued draft guidelines in 1993 governing teat dips and it is possible that if such guidelines are adopted that IodoZyme will require clearance by the FDA in the future. Required compliance with these guidelines or other FDA requirements which may be adopted, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on our results of operations.

We have no marketing experience within our company

         Although we have no present plans to do so, we may, in the future, determine to directly market certain of our proposed products. We have no marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force. In the event we elect to engage in direct marketing activities, we might have difficulty obtaining the requisite funds or attracting and retaining the human resources necessary to successfully market any products.

Because our iodine-based products may stain or corrode some surfaces, potential applications for our products may not be possible

         An important aspect of our present and future product candidates is that they must be compatible with the surfaces with which they come into contact. We have ceased efforts to develop products that clean germs from certain medical and dental instruments as a result of staining and corrosion caused by the required concentrations of iodine in the formulations. We continue to investigate the balance between the level of efficacy and the need to avoid staining and corrosion. For any proposed product application, staining or corrosion from a product candidate could be sufficient to limit or forestall regulatory approval or, if approved, could adversely affect market acceptance of such product. We might not be successful in overcoming these staining and corrosion problems.

Our use of hazardous materials in our development and commercial efforts exposes us to material potential liability

         Our manufacturing and development activities involve the controlled use and shipment of hazardous chemicals and other materials. Although we believe that our safety procedures for handling, shipping and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed the our resources. There can be no assurance that current or future environmental or transportation laws, rules, regulations or policies will not have a material adverse effect on us.


Item 2.  Description of Property

         The Company leases approximately 5,400 square feet of office, research and development and manufacturing space in Framingham, Massachusetts for a current base annual rental of approximately $32,400 increasing $0.25 per square foot each year effective September 1. The lease expires on August 31, 2002 and may be renewed for a five-year period at the Company's option on the same terms and conditions except that the rent shall continue to increase $0.25 per square foot each year of the renewal period. The Company believes that this space is suitable and adequate for its current needs; however, because the existing space has limited in-house manufacturing capacity, additional manufacturing space may be necessary if product volumes increase.

Item 3.  Legal Proceedings

         The Company is not a party to any legal proceedings.

Item 4.  Submission of Matters to a Vote of Security Holders

         No matters were submitted to a vote of security holders during the quarter ended December 31, 2000.

                                     PART II

Item 5.  Market for Common Equity and Related Stockholder Matters

(a)  Price Range of Securities

         The Company's Class A Common Stock trades on the Nasdaq SmallCap Market under the symbol "SYMBA." There can be no assurance that the Company will continue to meet the criteria for continued listing on the Nasdaq SmallCap Market. The following sets forth the high and low sales prices for the Class A Common Stock for each of the quarterly periods during fiscal 2000 and 1999, as reported by Nasdaq.

                               Fiscal 2000                    Fiscal 1999
                       --------------------------    ---------------------------
                          High             Low          High              Low

         First quarter   14              2  1/4         3 7/8             1 1/2
         Second quarter   8 5/8          4 5/16         2 3/8             1 3/4
         Third quarter   12 1/16         4 1/32         2 13/16           1 3/4
         Fourth quarter   5 1/8          1  1/8         5                 2 1/16

         There are no outstanding shares of the Company's Class B Common Stock.

         The Company's Class A Warrants and Class B Warrants, which had traded on the Nasdaq SmallCap Market, expired on December 7, 1998. Effective December 31, 1999, 684,950 previously outstanding shares of Class A Common Stock and 15,050 previously outstanding shares of Class B Common Stock were transferred to the Company for no consideration pursuant to a stock restriction agreement entered into by certain stockholders in connection with the Company's 1993 initial public offering. As part of terminating its relationship in November 2000 with Symbollon, B&L was required to transfer 482,878 shares of the Company's common stock to Symbollon for no consideration. B&L purchased those shares for $500,000. See "Description of Business - Product Development - Ophthalmology Application" above in this Annual Report on Fom 10-KSB.

(b)  Approximate Number of Equity Security Holders

         Based upon information supplied from the Company's transfer agent, the Company believes that there were 101 record holders of the Company's Class A Common Stock as of March 16, 2001. Based upon information supplied from the Company's transfer agent, the Company believes that the number of beneficial holders of the Company's Class A Common Stock as of March 16, 2001 is in excess of 600.

(c)  Dividends

         The Company has never paid a cash dividend on any class of its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, does not anticipate the payment of cash dividends.

Item 6.  Management's Discussion and Analysis or Plan of Operation

         The Company is a development stage company. Since inception of the Company's predecessor in 1986, the Company's efforts have been principally devoted to research and development, securing patent and trademark protection and raising capital, most of which efforts commenced after May 1991. Except for revenue earned since 1995 on sales of IodoZyme, the Company's sole revenue to date has been from licensing/option arrangements and contract research and development efforts with corporate partners.

         The following discussion contains forward-looking statements which involve risks and uncertainties. See "Special Note Regarding Forward Looking Statements" above in this Annual Report on Form 10-KSB.

Results of Operations

         Fiscal 2000 versus Fiscal 1999

         Symbollon's net loss in fiscal 2000 was $466,651, reflecting a decrease of $263,753 or 36.1% from a net loss of $730,404 in fiscal 1999. This decreased loss resulted primarily from decreased research and development expenses related to the IoGen clinical trials and increased interest income, partially offset by decreased contract and license fee revenues from research and development programs with corporate partners, decreased operating profits from sales of IodoZyme and increased general and administration expenses.

         Product revenues from sales of IodoZyme decreased by $174,404 or 41.0% from $425,209 in fiscal 1999 to $250,805 in fiscal 2000. The decrease in sales resulted primarily from a decrease of $141,451 in foreign sales of IodoZyme. Symbollon anticipates that future sales will be consistent with current sales levels.

         Cost of goods sold for IodoZyme decreased by $139,932 or 43.9% from $318,851 in fiscal 1999 to $178,919 in fiscal 2000. The gross profit margin on product sales increased slightly from 25.0% in fiscal 1999 to 28.7% in fiscal 2000. The Company anticipates that the gross profit margin in 2001 will remain consistent with 2000.

         Contract revenues decreased by $338,963 or 100.0% from $338,963 in fiscal 1999 to none in fiscal 2000. License fee revenues decreased by $250,000 or 33.3% from $750,000 in fiscal 1999 to $500,000 in fiscal 2000. The contract and license fee revenues generated in fiscal 2000 and 1999 primarily relate to the corporate relationship with B&L. In 2000, B&L terminated their research and development contract with Symbollon. Upon termination, B&L was required to transfer 482,878 shares of the Company's common stock to Symbollon for no consideration. B&L purchased those shares in 1997 and 1998 for $500,000 which amount was recognized as license fee income by the Company in 2000. The Company is not anticipating generating any significant contract or license fee revenues for 2001.

         Research and development expenses decreased by $909,046 or 55.3% from $1,643,263 in fiscal 1999 to $734,217 in fiscal 2000. The decrease resulted from decreased development expenses related to the Company's drug candidate for the treatment of FBD, including consulting fees regarding regulatory matters and clinical costs associated with the Company's Phase I and II clinical trials. The Company is anticipating that research and development expenses will increase in 2001 as the Company continues the clinical development of IoGen.

         General and administrative expenses increased by $103,169 or 28.1% from $367,655 in fiscal 1999 to $470,824 in fiscal 2000. The increase resulted primarily from increased employee salaries and related costs, and increased investor and public relations expenses and other third party fees and services. The Company anticipates that general and administrative expenses will increase over current levels for 2001 as the Company anticipates further increasing investor and public relations activities.

         The Company's interest income increased by $81,311 or 95.4% from $85,193 in fiscal 1999 to $166,504 in fiscal 2000. This increase resulted from an increase in available funds for investment.

Liquidity and Capital Resources

         The Company has funded its activities primarily through proceeds from private and public placements of equity securities. During 1999, the Company sold 836,685 shares of Common Stock, together with warrants for a like number of shares, in a private placement, realizing net proceeds of approximately
$1,360,000. During 2000, the Company received net proceeds of approximately $1,761,000 from the exercise of 586,910 warrants issued as part of the 1999 private placement.

         During 2000, the Company continued to incur operating losses and has incurred a cumulative loss through December 31, 2000 of $6,911,420. As of December 31, 2000, the Company had working capital of $3,475,242. The Company believes that it has the necessary liquidity and capital resources to sustain planned operations for fiscal 2001. In the event that the Company's internal estimates relating to its planned revenues and expenditures for fiscal 2001 prove inaccurate, the Company may be required to reallocate funds among its planned activities and curtail certain planned expenditures. In any event, the Company anticipates that it will require additional financing after 2001, and therefore, the Company will seek new financing in fiscal 2001. The Company's ability to obtain new financing may, in part, be affected by the Company's ability to continue to meet the criteria for continued listing of its securities on the Nasdaq SmallCap Market. Nasdaq's current SmallCap continued listing criteria require, in part, that the Company maintain net tangible assets of at least $2,000,000, a minimum bid price of $1.00 per share of common stock and two market makers for its securities. There can be no assurance that in the future the Company will be able to continue to meet the criteria for continued listing of its securities on Nasdaq.

         During 2001, the Company is committed to pay approximately $440,000 as compensation to its current executive officers and approximately $33,000 for lease payments on its facilities. The Company anticipates that the continued clinical development of IoGen will cost approximately $500,000 during 2001. The Company plans to incur approximately $20,000 in material capital expenditures for fiscal 2001. At December 31, 2000, the Company had a net operating loss carryforward for federal income tax purposes of approximately $6,667,000 expiring through 2020.

Item 7.  Financial Statements

Report of Independent Certified Public Accountants


The Board of Directors and Stockholders
Symbollon Corporation
Framingham, Massachusetts

We have audited the accompanying balance sheets of Symbollon Corporation (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from July 15, 1986 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Symbollon Corporation (a development stage company) at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period from July 15, 1986 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Boston, Massachusetts
February 9, 2001



                              Symbollon Corporation
                          (a development stage company)


                                 Balance Sheets

December 31,                                                                         2000                 1999
------------------------------------------------------------------------------------------------------------------

Assets

Current assets:
   Cash and cash equivalents                                                    $  3,470,682          $ 2,771,821
   Restricted cash                                                                         -               52,615
   Accounts receivable                                                                81,678               72,015
   Inventory (Note 3)                                                                 93,907               96,354
   Prepaid expenses                                                                   53,709               54,217
------------------------------------------------------------------------------------------------------------------

       Total current assets                                                        3,699,976            3,047,022

Equipment and leasehold improvements, net of
  accumulated depreciation and amortization (Note 4)                                  81,342               89,710

Other assets:
   Patent and trademark costs, net of accumulated
     amortization (Note 5)                                                           277,156              221,483
   Deposit                                                                             2,364                2,364
------------------------------------------------------------------------------------------------------------------

                                                                                $  4,060,838          $ 3,360,579
------------------------------------------------------------------------------------------------------------------


                              Symbollon Corporation
                          (a development stage company)

                                 Balance Sheets
                                   (Continued)

December 31,                                                                         2000                 1999
------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                                                             $      22,122        $     65,903
   Accrued clinical studies                                                           137,754             414,862
   Other current liabilities                                                           64,858              31,158
------------------------------------------------------------------------------------------------------------------

       Total current liabilities                                                      224,734             511,923
------------------------------------------------------------------------------------------------------------------

Redeemable common stock, Class A, par value $.001 per share,  93,334 shares issued, (aggregate involuntary liquidation value $175,000
  at December 31, 2000) (Note 6)                                                      175,000             175,000
------------------------------------------------------------------------------------------------------------------

Commitments (Notes 6, 7 and 10)

Stockholders' equity (Notes 6 and 7):
   Preferred stock, par value $.001 per share, 5,000,000 shares
     authorized and unissued                                                                -                  -
   Common stock, Class A, par value $.001 per share, 18,750,000 shares authorized, 3,708,309 and 3,557,339 shares issued and
     outstanding, respectively                                                          3,708               3,557
   Convertible common stock, Class B, par value $.001
     per share, 1,250,000 shares authorized, none and 688 shares
     issued and outstanding, respectively                                                   -                   1
   Additional paid-in capital                                                      10,568,816           9,114,867
   Deficit accumulated during the development stage                                (6,911,420)         (6,444,769)
------------------------------------------------------------------------------------------------------------------

       Total stockholders' equity                                                   3,661,104           2,673,656
------------------------------------------------------------------------------------------------------------------

                                                                                $   4,060,838        $  3,360,579
------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


                              Symbollon Corporation
                          (a development stage company)

                            Statements of Operations


                                                                                                            For the
                                                                                                          Period from
                                                                            Year Ended                   July 15, 1986
                                                                           December 31,                 (Inception) to
                                                                  ---------------------------            December 31,
                                                                   2000                  1999                2000
--------------------------------------------------------------------------------------------------------------------------

Revenue (Note 11):
   Net product sales                                        $   250,805            $  425,209            $   1,717,002
   Contract revenue                                                   -               338,963                  983,713
   License fee revenue                                          500,000               750,000                3,440,000
--------------------------------------------------------------------------------------------------------------------------

     Total revenue                                              750,805             1,514,172                6,140,715
--------------------------------------------------------------------------------------------------------------------------

Operating expenses:
   Cost of goods sold                                           178,919               318,851                1,092,971
   Research and development costs                               734,217             1,643,263                7,659,194
   General and administrative expenses (Note 12)                470,824               367,655                4,773,745
--------------------------------------------------------------------------------------------------------------------------

     Total operating expenses                                 1,383,960             2,329,769               13,525,910
--------------------------------------------------------------------------------------------------------------------------

Loss from operations                                           (633,155)             (815,597)              (7,385,910)

Interest income                                                 166,504                85,193                  830,035

Interest expense and debt issuance costs                              -                     -                 (356,260)
--------------------------------------------------------------------------------------------------------------------------

Net loss                                                    $  (466,651)           $ (730,404)             $(6,911,420)
--------------------------------------------------------------------------------------------------------------------------

Basic and diluted net loss per share of
  common stock (Note 8)                                     $      (.12)           $    (.24)
--------------------------------------------------------------------------------------------------------------------------

Weighted average number of common shares
  outstanding - basic and diluted                             3,825,100             3,104,697
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.


                              Symbollon Corporation
                          (a development stage company)

                       Statements of Stockholders' Equity
                                    (Note 6)

                                                                            Common Stock
                                                                           $.001 Par Value                       Deficit
                                                  Preferred Stock  ------------------------------              Accumulated
                                                  $.001 Par Value    Class A         Class B      Additional   During the
                                                  ---------------  -------------    -------------   Paid-in    Development
                                                  Shares Amount    Shares Amount    Shares Amount   Capital      Stage      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1992, consisting of net
 losses from July 15, 1986 (inception) through
 December 31, 1991                                     - $   -         - $    -         - $    - $        - $  (143,451) $ (143,451)
  Merger and recapitalization, May 1991:
   Issuance of new shares of Symbollon Corporation     -     -         -      -   831,316    831      9,169           -      10,000
  Contribution of shares to the Company, September     -     -         -      -   (41,565)   (42)        42           -           0
  Issuances of shares                                  -     -         -      -   425,251    426    299,574           -     300,000
  Net loss for the year                                -     -         -      -         -      -          -    (207,457)   (207,457)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992                             -     -         -      - 1,215,002  1,215    308,785    (350,908)    (40,908)
  Issuance of shares, June                             -     -         -      -    34,998     35    104,965           -     105,000
  Capital contribution as of July                      -     -         -      -         -      -    100,000           -     100,000
  Warrants issued with bridge financing                -     -         -      -         -      -     25,000           -      25,000
  Public offering, December:
   Issuance of shares                                  -     - 1,000,000  1,000         -      -  5,999,000           -   6,000,000
   Costs of offering                                   -     -         -      -         -      - (1,244,133)          -  (1,244,133)
   Sale of unit purchase option                        -     -         -      -         -      -        100           -         100
  Net loss for the year                                -     -         -      -         -      -          -  (1,186,132) (1,186,132)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                             -     - 1,000,000  1,000 1,250,000  1,250  5,293,717  (1,537,040)  3,758,927
  Issuance of over-allotment units of public offering  -     -   150,000    150         -      -    899,850           -     900,000
  Additional public offering costs                     -     -         -      -         -      -    (99,369)          -     (99,369)
  Net loss for the year                                -     -         -      -         -      -          -  (1,516,913) (1,516,913)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                             -     - 1,150,000  1,150 1,250,000  1,250  6,094,198  (3,053,953)  3,042,645
  Warrant conversion, July - August                    -     -    77,920     78         -      -    629,126           -     629,204
  Conversion of Class B to Class A                     -     -    35,287     35   (35,287)   (35)         -           -           -
  Stock purchase plan sales                            -     -     2,216      2         -      -      9,415           -       9,417
  Net loss for the year                                -     -         -      -         -      -          -  (1,373,711) (1,373,711)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                             - $   - 1,265,423 $1,265 1,214,713 $1,215 $6,732,739 $(4,427,664) $2,307,555
------------------------------------------------------------------------------------------------------------------------------------




                              Symbollon Corporation
                          (a development stage company)

                       Statements of Stockholders' Equity
                                    (Note 6)
                                   (Continued)


                                                                          Common Stock
                                                                         $.001 Par Value                      Deficit
                                                Preferred Stock  ------------------------------             Accumulated
                                                $.001 Par Value     Class A          Class B    Additional  During the
                                                ---------------  -------------    -------------   Paid-in   Development
                                                Shares Amount    Shares Amount    Shares Amount   Capital      Stage      Total
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                          - $   -  1,265,423 $1,265  1,214,713 $ 1,215 $6,732,739 $(4,427,664) $2,307,555
   Issuance of preferred stock, August        444,444   444          -      -          -       -    499,555           -     499,999
   Conversion of Class B to Class A                 -     -     18,438     19    (18,438)    (19)         -           -           -
   Stock purchase plan sales                        -     -      4,392      4          -       -      7,943           -       7,947
   Reduction of warrant conversion costs            -     -          -      -          -       -     33,116           -      33,116
   Net loss for the year                            -     -          -      -          -       -          -    (905,415)   (905,415)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                    444,444   444  1,288,253  1,288  1,196,275   1,196  7,273,353  (5,333,079)  1,943,202
   Conversion of preferred stock, May        (444,444) (444)   444,444    444          -       -          -           -           -
   Conversion of Class B to Class A                 -     -  1,180,537  1,180 (1,180,537) (1,180)         -           -           -
   Stock purchase plan sales                        -     -      3,052      4           -      -      3,738           -       3,742
   Issuance costs of redeemable
     common stock, August                           -     -          -      -           -      -    (25,000)          -     (25,000)
   Net income for the year                          -     -          -      -           -      -          -     511,464     511,464
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                          -     -  2,916,286  2,916      15,738     16  7,252,091  (4,821,615)  2,433,408
   Stock purchase plan sales                        -     -      3,500      4           -      -      2,621           -       2,625
   Net loss for the year                            -     -          -      -           -      -          -    (892,750)   (892,750)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                          -     -  2,919,786  2,920      15,738     16  7,254,712  (5,714,365)  1,543,283
   Stock purchase plan sales                        -     -      2,940      3           -      -      4,767           -       4,770
   Reclass of redeemable common stock, March        -     -    482,878    483           -      -    499,517           -     500,000
   Issuance of shares, October                      -     -    836,685    836           -      -  1,355,171           -   1,356,007
   Forfeiture of restricted shares, December        -     -   (684,950)  (685)    (15,050)   (15)       700           -           -
   Net loss for the year                            -     -          -      -           -      -          -    (730,404)   (730,404)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                          - $   -  3,557,339 $3,557         688 $    1 $9,114,867 $(6,444,769) $2,673,656
------------------------------------------------------------------------------------------------------------------------------------




                              Symbollon Corporation
                          (a development stage company)

                       Statements of Stockholders' Equity
                                    (Note 6)
                                   (Continued)


                                                                          Common Stock
                                                                         $.001 Par Value                      Deficit
                                                Preferred Stock  ------------------------------             Accumulated
                                                $.001 Par Value     Class A          Class B    Additional  During the
                                                ---------------  -------------    -------------   Paid-in   Development
                                                Shares Amount    Shares Amount    Shares Amount   Capital      Stage      Total
------------------------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1999                          -     -  3,557,339  3,557         688     1   9,114,867  (6,444,769)  2,673,656
   Issuance of shares, August                       -     -    586,910    587           -     -   1,760,143           -   1,760,730
   Conversion of Class B to Class A                 -     -        688      1        (688)   (1)          -           -           -
   Stock purchase plan sales                        -     -      2,000      2           -     -       4,748           -       4,750
   Forfeiture of restricted shares, November        -     -   (482,878)  (483)          -     -    (499,517)          -    (500,000)
   Option exercise, February-August                 -     -     44,250     44           -     -     188,575           -     188,619
   Net loss for the year                            -     -          -      -           -     -           -    (466,651)   (466,651)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                          - $   -  3,708,309 $3,708           - $   - $10,568,816 $(6,911,420) $3,661,104
------------------------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.



                              Symbollon Corporation
                          (a development stage company)

                            Statements of Cash Flows




                                                                                                           For the
                                                                                                         Period from
                                                                                Year Ended              July 15, 1986
                                                                               December 31,             (Inception) to
                                                                        ------------------------         December 31,
                                                                         2000               1999             2000
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                       $  (466,651)        $ (730,404)          $(6,911,420)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
     Depreciation and amortization                                     42,630             47,355               518,364
     Amortization of debt issuance costs                                    -                  -               130,000
     Loss on disposition of equipment and patents                           -             19,175                38,717
     License fees recognized for common stock forfeiture             (500,000)          (175,000)             (675,000)
     Changes in operating assets and liabilities:
       Restricted cash                                                 52,615            244,939                     -
       Accounts receivable                                             (9,663)           135,157               (81,678)
       Inventory                                                        2,447            (26,972)              (93,907)
       Prepaid expenses                                                   508             28,887               (53,709)
       Accounts payable and other current liabilities                (287,189)           400,717               281,909
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                     (1,165,303)           (56,146)           (6,846,724)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Purchase of equipment and leasehold improvements                   (20,123)            (3,562)             (388,511)
   Patent and trademark cost additions                                (69,812)           (43,363)             (538,368)
   Proceeds from sale of equipment                                          -                  -                11,300
   Deposit                                                                  -                  -                (2,364)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                        (89,935)           (46,925)             (917,943)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Issuance of common stock                                         1,765,480          1,360,777            11,814,192
   Option exercise                                                    188,619                  -               188,619
   Borrowings from stockholders                                             -                  -               253,623
   Repayment of borrowings from stockholders                                -                  -              (127,683)
   Sale of option to purchase units                                         -                  -                   100
   Public offering costs                                                    -                  -            (1,343,502)
   Issuance of preferred stock                                              -                  -               450,000
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                  1,954,099          1,360,777            11,235,349
------------------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                             698,861          1,257,706             3,470,682

Cash and cash equivalents, beginning of period                      2,771,821          1,514,115                     -
------------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                          $ 3,470,682         $2,771,821           $ 3,470,682
------------------------------------------------------------------------------------------------------------------------------------

Supplemental cash flow information:
   Cash paid for income taxes                                     $         -         $      541


See accompanying notes to financial statements.


                              Symbollon Corporation
                          (a development stage company)

                          Notes to Financial Statements



 1.    Description of                 Symbollon   Corporation   was  formed  to
       Business and                   develop  and   commercialize   proprietary
       Basis of                       iodine-based   products  for  infection
       Presentation                   control  and  treatment in  biomedical and
                                      bioagricultural industries. The Company is in the development stage and its efforts since inception have been principally devoted to research and development, securing patent and trademark protection and raising capital.

                                       The  success  of  future   operations  is
                                      subject  to a number of risks  similar  to
                                      those of other companies in the same stage
                                      of  development.   Principal  among  these
                                      risks   are   the   Company's   cumulative
                                      operating    losses,   no   assurance   of
                                      profitable future operations,  early state
                                      of market  development,  competition  from
                                      substitute  products or larger  companies,
                                      dependence   on  key   personnel  and  the
                                      uncertainty of additional future financing as needed.


 2.    Summary of
       Significant
       Accounting
       Policies

       Use of Estimates               The  preparation  of financial  statements
                                      in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash Equivalents               Cash   equivalents   include
                                      short-term, highly liquid investments with maturities of less than three months when acquired.

       Restricted Cash                At December 31, 1999, the Company had
                                      $52,615   deposited   in  a  bank  account
                                      jointly  controlled  by the  Company and a
                                      clinical  research  organization.   During
                                      2000,   the   Company   transferred   sole
                                      ownership  of the account to the  clinical
                                      research   organization   to  satisfy  the
                                      obligations   of  the  Company  under  the
                                      agreement.

       Concentration of               The Company has very few customers.
       Credit Risks                   Customers' financial condition is reviewed
                                      on an ongoing basis, and collateral is not
                                      required.  The Company maintains  reserves
                                      for potential credit losses and such
                                      losses, in  the   aggregate,   have  not
                                      exceeded management's expectations.

 2.    Summary of
       Significant
       Accounting
       Policies
       (Continued)

       Inventory                      Inventory is stated at the lower of cost
                                      (determined on a first-in,  first-out
                                      basis) or market.

       Long-Lived Assets              The Company  follows the provisions
                                      of  Statement   of  Financial   Accounting
                                      Standards  ("SFAS")  No. 121,  "Accounting
                                      for the  Impairment of  Long-Lived  Assets
                                      and  Assets  to  be  Disposed  of,"  which
                                      establishes  accounting  standards for the
                                      impairment   of   long-lived   assets  and
                                      certain identifiable intangibles to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

                                      The Company  reviews the carrying  values
                                      of   its   long-lived   and   identifiable
                                      intangible assets for possible  impairment
                                      whenever     events    or    changes    in
                                      circumstances  indicate  that the carrying
                                      amount   of   the   assets   may   not  be
                                      recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

       Depreciation and               Equipment is stated at cost and is
       Amortization                   depreciated over its estimated useful life
                                      using the straight-line method. Leasehold improvements are stated at cost and are being amortized by the straight-line method over the term of the lease which is less than their estimated useful lives.

                                      Patent  and  trademark  costs  are  being
                                      amortized  over  their  estimated   useful
                                      lives of 15-17 years by the straight-line method.

       Income Taxes                   The Company  follows the liability  method
                                      of accounting for income taxes, as set forth in SFAS No. 109, "Accounting For
                                      Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities. The Company records a valuation allowance against deferred tax assets unless it is more likely than not that such asset will be realized in future periods.

 2.    Summary of
       Significant
       Accounting
       Policies
       (Continued)

       Fair  value  of                The  carrying  amounts  of cash and cash
       Financial                      equivalents, restricted cash, accounts
       Instruments                    receivable, other current assets and
                                      accounts payable approximate fair value based on their short-term maturities.

       Revenue                        The   Company's   contract   and  license
       Recognition                    fee   revenues  are  based  on  fixed  fee
                                      arrangements. Revenues are recognized when all of the Company's obligations under its research and licensing agreements have been performed and collectibility is assured. Product sales are recognized upon shipment.

       Research and                   Research and development costs are
       Development                    expensed as incurred.

       Stock-Based                    The Company  follows the  provisions of
       Compensation                   SFAS No. 123, "Accounting  for Stock-Based
                                      Compensation." The Company has elected to continue to account for stock options at their intrinsic value with disclosure of the effects of fair value accounting on net loss and loss per basic and diluted share of common stock on a pro forma basis.

       Loss Per Share                 The Company follows SFAS No. 128,
                                      "Earnings per Share." Under SFAS No. 128, basic earnings per share excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net loss available to common shareholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.

 2.    Summary of
       Significant
       Accounting
       Policies
       (Continued)

       Recent                         In June 1998, the Financial  Accounting
       Accounting                     Standards Board (FASB) issued SFAS No.133,
       Standards                      "Accounting  for  Derivative   Instruments
                                      and  Hedging   Activities."  SFAS  No. 133
                                      requires  companies to recognize  all
                                      derivative contracts at their fair values,
                                      as either assets or  liabilities   on  the
                                      balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (2) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS
                                      No.  133,  as  amended by SFAS No. 137 and
                                      138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                                      Historically, the Company has not entered
                                      into derivative  contracts either to hedge
                                      existing   risks   or   for    speculative
                                      purposes.  Accordingly,  the Company  does
                                      not expect adoption of the new standard to
                                      affect its financial statements.
                                       In   March   2000,    the   FASB   issued
                                      interpretation    No.   44   ("FIN   44"),
                                      "Accounting   for   Certain   Transactions
                                      Involving    Stock    Compensation,     an
                                      interpretation of APB Opinion No. 25." FIN
                                      44 clarifies the application of APB No. 25
                                      for (a) the  definition  of  employee  for
                                      purposes of  applying  APB No. 25, (b) the
                                      criteria  for  determining  whether a plan
                                      qualifies as a  noncompensatory  plan, (c)
                                      the  accounting  consequences  of  various
                                      modifications   to  the  previously  fixed
                                      stock   option  or  award,   and  (d)  the
                                      accounting   for  an   exchange  of  stock
                                      compensation    awards   in   a   business
                                      combination.  FIN 44 is effective  July 1,
                                      2000   but   certain   conclusions   cover
                                      specific  events that occur  after  either
                                      December 15, 1998 or January 12, 2000. The
                                      Company has adopted FIN 44 in fiscal 2000 and it did not have a material effect on the Company's financial statements.

 2.    Summary of
       Significant
       Accounting
       Policies
       (Continued)

       Recent                         In December  1999,  the  Securities  and
       Accounting                     Exchange Commission  ("SEC")  issued Staff
       Standards                      Accounting  Bulletin  No. 101 which
       (Continued)                    summarizes certain of the SEC staff's
                                      views in applying generally accepted
                                      accounting  principles to revenue
                                      recognition in financial statements.  The
                                      Staff Accounting bulletin became effective in the fourth quarter of 2000. The initial adoption of this guidance did not have a material impact on the Company's results of operations or financial position, however, the guidance may impact the way in which the Company will account for future transactions.






 3.    Inventory                      Inventory consists of:

                                      December 31,                                                 2000               1999
                                      --------------------------------------------------------------------------------------
                                      Raw materials                                           $  54,927          $  95,198
                                      Finished goods                                             38,980              1,156
                                      --------------------------------------------------------------------------------------

                                                                                              $  93,907          $  96,354
                                      --------------------------------------------------------------------------------------



 4.    Equipment and                  Equipment and leasehold improvements are stated at cost and consist of the following:
       Leasehold
       Improvements                   December 31,                                                 2000               1999
                                      --------------------------------------------------------------------------------------
                                      Equipment and fixtures                                 $  204,806        $   191,503

                                      Leasehold improvements                                     61,811             61,811
                                      --------------------------------------------------------------------------------------

                                                                                                266,617            253,314

                                      Less accumulated depreciation
                                        and amortization                                        185,275            163,604
                                      --------------------------------------------------------------------------------------

                                      Equipment and leasehold
                                        improvements, net                                    $   81,342        $    89,710
                                      --------------------------------------------------------------------------------------






 5.    Patent and                     Patent and trademark costs consist of the following:
       Trademark
       Costs                          December 31,                                                 2000               1999
                                      --------------------------------------------------------------------------------------
                                      Patent costs                                           $  305,055        $   235,243
                                      Trademark costs                                             2,444              2,444
                                      --------------------------------------------------------------------------------------

                                                                                                307,499            237,687

                                      Less accumulated amortization                              30,343             16,204
                                      --------------------------------------------------------------------------------------

                                      Patent and trademark costs, net                        $  277,156        $   221,483
                                      --------------------------------------------------------------------------------------

 6.    Stockholders'
       Equity

       Class A and                    The Company has issued both Class A and
       Class B                        Class B common stock.  The Class A and
       Common  Stock                  Class B common stock are substantially
                                      identical except that holders of Class A common stock have the right to cast one vote for each share held and the Class B shareholders have the right to cast five votes for each share held.

       Redeemable                     During 1997,  the Company  entered into a
       Common Stock                   Collaboration  and License  Agreement and
       and Common Stock               a Stock  Purchase  Agreement (the
       Forfeitures                    "Agreements")  with a pharmaceutical
                                      company related to the  development  of an
                                      ophthalmology  product.  Under  the terms
                                      of the Agreements,  the  pharmaceutical
                                      company purchased a total of 669,545
                                      shares of redeemable Class A
                                      common  stock  for  $850,000,  subject  to
                                      various  restrictions.   The  Company  was
                                      required  to redeem such shares if certain
                                      cash   flow    levels    were    achieved.
                                      Additionally,  the pharmaceutical  company
                                      could  return the Class A common  stock to
                                      the  Company  in  exchange   for  required
                                      milestone payments. On August 4, 1999, the
                                      pharmaceutical  company returned 93,333 of
                                      these  shares  in   consideration   for  a
                                      $175,000 milestone payment due on that date.

                                      During  1999,  482,878 of the  redeemable
                                      common stock shares were reclassified from
                                      redeemable  common stock to Class A common
                                      stock  since  such  shares no  longer  had
                                      mandatory  redemption  conditions.  During
                                      2000,   the   Collaboration   and  License
                                      Agreement   was   amended  to  extend  the
                                      pharmaceutical   company's  required  2000
                                      milestone payment and on November 14, 2000
                                      the  pharmaceutical   company  elected  to
                                      terminate  the  Collaboration  and License
                                      Agreement    with   the   Company.    Upon
                                      termination,

 6.    Stockholders'
       Equity
       (Continued)

       Redeemable                     the pharmaceutical company was required to
       Common  Stock                  return the 482,878 shares of the
       and Common  Stock              restricted  Class A common  stock as a
       Forfeitures                    termination  fee.  The  returned  Class A
       (Continued)                    common stock shares were cancelled and the
                                      consideration originally paid of $500,000 was recognized as license fee revenue in the accompanying statements of operations for the year ended December 31, 2000.

                                      For the calendar years ended December 31,
                                      2001,  2002 and 2003,  the  pharmaceutical
                                      company  has  the  right  to  require  the
                                      Company to purchase the  remaining  93,334
                                      shares of redeemable common stock, at the per share price that it originally paid. The required redemption of such shares will be based on 25% of positive cash flows from operations, if any, for the years ended December 31, 2001, 2002 and 2003, not to exceed $175,000 in total.

       Restricted                     In connection with the Company's 1993
       Common Stock                   public offering, certain stockholders
                                      agreed  to restrictions on 700,000 shares
                                      of the then 1,250,000 Class B common
                                      shares outstanding prior to the  offering.
                                      The Agreement with the stockholders
                                      provided that  the   restricted   shares
                                      would  be transferred   to   the   Company
                                      for no consideration if certain earnings and stock price criteria were not achieved prior to December 31, 1999. On December
                                      31,  1999,  684,950  and 15,050  shares of
                                      restricted Class A and Class B common stock, respectively were transferred to the Company at no consideration and were retired since the established thresholds were not achieved.

       Common  Stock                  In fiscal 1999,  the  Company  raised  net
       Purchase  Warrants             proceeds of $1,356,007 in  connection with
                                      a private placement equity offering. The offering consisted of the sale of 836,685 units, at a price of $1.75 with each unit consisting of one share of the Company's
                                      Class A common stock and one redeemable common stock warrant. In addition, the Company issued to the placement agent
                                      60,940 warrants having terms similar to the common stock warrant issued with each unit. In August 2000, the warrant holders purchased 586,910 shares of Class A common stock at $3.00 per share in accordance with the terms of the warrants.

 6.    Stockholders'
       Equity
       (Continued)

       Common Stock                   The holders of the remaining  310,715
       Purchase  Warrants             warrants are entitled to purchase one
       (Continued)                    share of Class A common stock for each
                                      warrant at an exercise  price per share of
                                      $3.00 during the first year after the date
                                      purchased,  $4.00 during the second year,
                                      $5.00 during the  third  year  and  $6.00
                                      thereafter.  Warrants may be redeemed by
                                      the Company at $0.01 per  warrant  in the
                                      event  that the average  closing bid price
                                      as quoted by Nasdaq (the  average last
                                      reported  sales price if then  listed  on
                                      any  national securities  exchange)  of
                                      Class A  common stock over twenty
                                      successive  trading days is equal to or
                                      greater  than $5.00  during
                                      the first  year,  $6.00  during the second
                                      year,  $7.00  during  the  third  year and
                                      $8.00 thereafter,  subject to the holder's
                                      right  to  exercise.   The  warrants  will
                                      expire in 2003.


 7.    Stock Plans                    The Company has adopted three stock plans:
                                      a stock option plan, an employee stock purchase plan and a nonemployee directors' stock option plan.

                                      The stock  option plan  provides  for the
                                      grant   of   incentive    stock   options,
                                      nonqualified   stock   options  and  stock
                                      appreciation rights. At December 31, 2000 the Company has reserved 1,600,000 shares for issuance under this plan.

                                      The employee stock purchase plan provides
                                      for the  purchase of Class A common  stock
                                      at 85 percent of the fair market  value at
                                      specific   dates,   to   encourage   stock
                                      ownership  by all eligible  employees.  At
                                      December   31,   2000,   the  Company  has
                                      reserved 200,000 shares for purchase under this plan. During the years ended December 31, 2000 and 1999, the Company issued 1,000 and 2,940 shares, respectively, to satisfy its obligation under the plan.

                                      On May 17,  1995 the  Company  adopted  a
                                      nonemployee  directors'  stock option plan
                                      that    provides    for   the   grant   of
                                      nonstatutory  stock options  automatically
                                      on  January  1  of  each   calendar   year
                                      commencing on January 1, 1996. The Company has reserved 100,000 shares for issuance under the plan. Each outside director shall be granted an option to purchase 2,500 shares of Class A common stock at fair market value, vesting 50% on each of the first two anniversaries of the grant.

                                      Under the above plans 442,842 shares are available for future grant or purchase.

7.     Stock Plans                     The Company had the following option
                                       activity in 2000 and 1999:

                                                                                                            Weighted -
                                                                                                               Average
                                                                                                          Exercise Price
                                                                                          Shares             Per Share
                                      --------------------------------------------------------------------------------------

                                      Balance, December 31, 1998                          743,145               $ 2.10
                                         Granted                                          397,500                 2.87
                                         Cancelled                                        (20,000)                1.44
                                      --------------------------------------------------------------------------------------

                                      Balance, December 31, 1999                        1,120,645                 3.80
                                         Granted                                          330,000                 1.98
                                         Exercised                                        (44,250)                4.26
                                         Cancelled                                        (14,500)                2.27
                                      --------------------------------------------------------------------------------------

                                      Balance, December 31, 2000                        1,391,895               $ 2.68
                                      --------------------------------------------------------------------------------------



                                       All options  outstanding  at December 31,
                                      2000 are categorized by the following ranges in the table below:

                                                                                            Weighted-
                                                                        Weighted -           Average
                                                                          Average           Remaining
                                                     Share               Exercise          Contractual          Number of
                                                  Price Range              Price          Life (years)           Shares
                                      --------------------------------------------------------------------------------------
                                           $ 1.02   to  $ 4.00              $ 1.81             6.5                1,007,395
                                           $ 4.00   to  $ 9.06              $ 5.26             8.5                  384,500
                                                                                                                  ---------
                                                                                                                  1,391,895
                                                                                                                  =========


7.     Stock Plans                    All options exercisable at December 31,
       (Continued)                    2000 are categorized by the following
                                      ranges in the table below:

                                                                                            Weighted-
                                                                        Weighted -           Average
                                                                          Average           Remaining
                                                     Share               Exercise          Contractual          Number of
                                                  Price Range              Price          Life (years)           Shares
                                      --------------------------------------------------------------------------------------

                                           $ 1.02   to  $ 4.00              $ 1.82             5.0                  590,145
                                           $ 4.00   to  $ 9.06              $ 5.26             7.6                  144,500
                                                                                                                    -------
                                                                                                                    734,645
                                                                                                                    =======

       Stock Based                    The Company  accounts for its stock-based
       Compensation                   compensation plan using the intrinsic
                                      value method. Accordingly, there was no compensation expense recognized in 2000 or 1999. If the Company had elected to recognize compensation cost for the plans based on the fair value at the grant date for awards granted under the plans, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amounts indicated below:

                                      Year ended December 31,                                     2000                1999
                                      --------------------------------------------------------------------------------------
                                      Net loss                       As reported          $   (466,651)     $     (730,404)
                                                                     Pro forma            $   (677,037)     $     (821,494)

                                      Basic and diluted net          As reported          $       (.12)     $        (.24)
                                       loss per share of             Pro forma            $       (.18)     $        (.26)
                                        common stock



                                      The  fair  value of the  Company's  stock
                                      options  used to compute the pro forma net
                                      loss and net loss per share disclosures is
                                      the  estimated  value at grant  date using
                                      the  Black-Scholes   option-pricing  model
                                      with   the   following    weighted-average
                                      assumptions    for    2000    and    1999,
                                      respectively: dividend yield of 0% for both years; expected volatility of 46% for both years; a risk-free interest rate of between 5.85% and 6.30% and 4.60% and 5.25%; and an expected holding period of 2 to 9 years and 7 to 10 years.

                                      The   weighted-average   fair   value  of
                                      options  granted  during  the years  ended
                                      December  31,  2000 and 1999 was $1.06 and
                                      $.85 per share, respectively.

8.     Loss Per  Share                The  Company's  basic and
                                      diluted net loss per share of common stock for the years ended December 31, 2000 and 1999 is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

                                      The following table summarizes securities that were outstanding as of December 31, 2000 and 1999 but not included in the calculation of diluted net loss per share because such shares are antidilutive:

                                      December 31,                                                2000                1999
                                      --------------------------------------------------------------------------------------
                                      Stock options                                          1,391,895           1,120,645
                                      Stock warrants                                           310,715             897,625




9 .    Income Taxes                   Deferred income taxes reflect
                                      the  impact  of  "temporary   differences"
                                      between   the   amount   of   assets   and
                                      liabilities   for   financial    reporting
                                      purposes and such amounts as measured by tax laws and regulations. Deferred tax assets are comprised of the following:

                                      December 31,                                                2000                1999
                                      --------------------------------------------------------------------------------------
                                      Tax credits                                              314,000             277,000
                                      Net operating loss carryforwards                       2,667,000           2,517,000
                                      --------------------------------------------------------------------------------------

                                      Gross deferred tax asset                               2,981,000           2,794,000

                                      Deferred tax assets valuation
                                        allowance                                           (2,981,000)         (2,794,000)
                                      --------------------------------------------------------------------------------------

                                      Net deferred tax assets                           $            -      $            -
                                      --------------------------------------------------------------------------------------

                                      As of  December  31,  2000 and 1999,  the
                                      deferred tax assets have been fully offset
                                      by   valuation   allowances,   since   the
                                      realization of such amounts is uncertain.

                                       As of December 31, 2000,  the Company has
                                      net operating loss carryforwards totaling approximately $6,667,000. The amount of the net operating loss carryforwards which may be utilized in any future period may be subject to certain limitations, based upon changes in the ownership of the Company's common stock.

 9.    Income Taxes                   The following is a breakdown of the net
       (Continued)                    operating loss expiration period:


                                                                                                                 Amount of
                                      Expiration Date                                                          Remaining NOL
                                      --------------------------------------------------------------------------------------
                                      2008                                                                   $     743,000
                                      2009                                                                       1,514,000
                                      2010                                                                       1,374,000
                                      2011                                                                         921,000
                                      2018                                                                         900,000
                                      2019                                                                         739,000
                                      2020                                                                         476,000

                                       In  addition,  the Company has  available
                                      tax  credit  carryforwards   (adjusted  to
                                      reflect provisions of the Tax Reform Act of 1986) of approximately $314,000, which are available to offset future taxable income and income tax liabilities, when earned or incurred. These amounts expire in various years through 2020.


10.    Commitments

       Facilities Lease               The  Company  leases  its  research
                                      facilities under an operating lease that expires August 31, 2002 with an option to extend for five additional years. The lease requires payment of real estate taxes and other common area maintenance expenses. Rent expense for the years ended
                                      December 31, 2000 and 1999 was $32,000 and
                                      $30,000, respectively.

                                      Future minimum rental payments due are as follows:

                                      Year ending December 31,                                                       Total
                                      --------------------------------------------------------------------------------------

                                      2001                                                                          33,000
                                      2002                                                                          23,000
                                      ---------------------------------------------------------------------------------------

                                                                                                                 $  56,000
                                      ---------------------------------------------------------------------------------------


11.    Commitments
       (Continued)

       Employment                     The Company has  employment  agreements
       Agreements                     with its  principal  officers  providing
                                      for minimum base  compensation and
                                      severance pay which expire December 31,
                                      2005. For the years ended December 31,
                                      2000 and 1999, the aggregate amount paid under these agreements was $345,000 and $305,000, respectively. The employment agreements provide for inflationary adjustments and are subject to other increases based on the Board of Directors' approval. Minimum amounts to be paid under these agreements total approximately
                                      $440,000 per year.

       Royalty Agreement              A royalty  agreement with one of the
                                      inventors who assigned  certain patent
                                      rights to the Company  provides for
                                      royalties based on a percentage of the licensing revenues received by the Company from products falling within the scope of the patent rights. The percentage varies from 1.5% to 5% depending on the gross revenues received, with maximum royalty payments under the agreement not to exceed $2,884,000. Through December 31,
                                      2000 no royalties have been earned under this agreement.

       Consulting                     The Company has entered into various
       Agreements                     scientific  advisory and consulting
                                      agreements to  support  its  development
                                      activities.  These  agreements  generally
                                      expire over several future years.  Amounts
                                      charged to operations   in   connection
                                      with these agreements for the years  ended
                                      December 31, 2000 and 1999 amounted    to
                                      approximately    $141,900   and   $40,900,
                                      respectively. The Company expects to incur
                                      similar  or  higher   expenses  in  future
                                      years.

       Finder's Fees                  The  Company  has  entered  into  an
                                      agreement   to  pay  a  finder's  fee  for
                                      agreements   entered   into  with  certain
                                      companies   for   investment   or  revenue
                                      purposes. The finder's fee is based on a percentage of the investment or revenue up to a maximum of $150,000 with increases if more than one product is commercialized under the agreements.

       Employee  Benefit              Effective  January 1, 1999, the Company
       Plan                           established a Savings  Incentive  Match
                                      Plan for  Employees  of Small  Employers
                                      (SIMPLE) IRA plan covering substantially
                                      all of its employees. The Company makes
                                      contributions to the plan at the
                                      discretion of the Board
                                      of Directors  based upon a  percentage  of
                                      employee  compensation  as provided by the
                                      terms   of   the   plan.   The   Company's
                                      contribution   to  the  plan  amounted  to
                                      approximately $14,900 and $4,400 for the years ended December 31, 2000 and 1999, respectively.

11.    Major Customers                Through December 31, 2000,
                                      the Company has generated its revenue from
                                      a   small   number   of   customers    and
                                      collaborative agreements. Revenues from major customers were generated as follows:

                                                                                      Net         License
                                                                                    Product         Fee
                                      Year ended December 31, 2000                   Sales        Revenue
                                      -------------------------------------------------------------------

                                      Customer A                                $   250,805    $         -
                                      Customer B                                          -        500,000
                                      --------------------------------------------------------------------

                                                                                $   250,805    $   500,000
                                      --------------------------------------------------------------------


                                                                                      Net                        License
                                                                                    Product      Contract          Fee
                                      Year ended December 31, 1999                   Sales        Revenue        Revenue
                                      --------------------------------------------------------------------------------------
                                      Customer A                                $   425,209      $       -     $         -
                                      Customer B                                          -        338,963         750,000
                                      --------------------------------------------------------------------------------------

                                                                                $   425,209      $ 338,963     $   750,000
                                      --------------------------------------------------------------------------------------





                                      In November, 2000, the Company's
                                      collaborative product development
                                      agreement with Customer B related to an ophthalmology product was terminated (see Note 6).

                                      Net  product   sales  based  on  customer
                                      location are as follows:

                                      Year ended December 31,                                     2000                1999
                                      --------------------------------------------------------------------------------------

                                      United States                                         $  250,805         $   283,758
                                      United Kingdom and New Zealand                                 -             141,451
                                      --------------------------------------------------------------------------------------

                                                                                            $  250,805         $   425,209
                                      --------------------------------------------------------------------------------------


12.    Related Party                  A member of the board of directors
       Transactions                   provides legal  services to the Company.
                                      Amounts paid for legal services rendered by the director, either individually or through his firm, totalled approximately
                                      $84,000 and $63,000 for the years ended
                                      December 31, 2000 and 1999, respectively.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.


                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons, Compliance with Section 16(a) of the Exchange Act

         The Company incorporates herein by reference the information appearing under the caption "Board of Directors" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2001 Annual Meeting of Stockholders.

         Information concerning executive officers of the Company is contained in Part I of this report under the caption "Executive Officers."

Item 10.  Executive Compensation

         The Company incorporates herein by reference the information appearing under the caption "Executive Compensation" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2001 Annual Meeting of Stockholders.

Item 11.  Security Ownership of Certain Beneficial Owners and Management

         The Company incorporates herein by reference the information appearing under the caption "Principal Stockholders" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2001 Annual Meeting of Stockholders.

Item 12.  Certain Relationships and Related Transactions

         The Company incorporates herein by reference the information appearing under the caption "Certain Transactions" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2001 Annual Meeting of Stockholders.

Item 13.  Exhibits and Reports on Form 8-K

         (a)  Exhibits

         See Index to Exhibits on Page E-1. Compensatory plans and arrangements required to be filed as exhibits are as follows:

1        1993 Stock Option Plan, as amended.

2        Form of Stock Option Agreement to be entered into between the Company
         and each option   holder.

3        1994 Employee Stock Purchase Plan.

4        1995 Non-Employee Directors' Stock Option Plan.

5 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler.

6 Employment Agreement, dated December 14, 1999, between the Company and Paul C. Desjourdy.

         (b)  Reports on Form 8-K

         No reports on Form 8-K were filed during the last quarter ended December 31, 2000.

                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            SYMBOLLON CORPORATION

                                            By: /s/ Paul C. Desjourdy
                                                --------------------------------
                                                Paul C. Desjourdy
                                                President

Date: March 29, 2001

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      Signature                Title                               Date

 /s/ Jack H. Kessler         Chief Executive Officer,            March 29, 2001
---------------------        Chief Scientific Officer,
   Jack H. Kessler           Secretary and Chairman
                             of the Board of Directors
                             (Principal Executive Officer)


 /s/ Paul C. Desjourdy       President, Chief Operating Officer, March 29, 2001
----------------------       Treasurer, General Counsel, Chief
  Paul C. Desjourdy          Financial Officer, and Director (Principal
                             Financial and Accounting Officer)


/s/ James C. Richards        Director                            March 29, 2001
----------------------
  James C. Richards

/s/ Richard F. Maradie       Director                            March 29, 2001
----------------------
  Richard F. Maradie

/s/ Eugene Lieberstein       Director                            March 29, 2001
----------------------
  Eugene Lieberstein

                              Symbollon Corporation
                                Index to Exhibits

3.1 Amended Certificate of Incorporation of the Company; including Certificate of Designations, Preferences and Rights of Series
         A Preferred Stock of the Company. (previously filed as exhibit 3.1 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference)
3.2 Amended By-Laws of the Company. (previously filed as exhibit 3.2 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference)
3.3 Agreement of Merger, dated as of August 4, 1993, between the Company and Symbollon Corporation, a Massachusetts corporation (including Certificate of Merger and other state filings). (previously filed as exhibit number 3.3 of the Registration Statement (the "Registration Statement") on Form SB-2 (Registration No. 33-68828) filed on November 24, 1993 and declared effective on December 7, 1993, and incorporated by reference)
4.1 Form of Specimen Class A Common Stock Certificate. (previously filed as exhibit number 4.2 of the Registration Statement and incorporated by reference)
10.1 1993 Stock Option Plan of the Company, as amended. (previously filed as exhibit 10.1 to Form 10-QSB for the quarter ended
         June 30, 1999 and incorporated by reference)
10.2 Employment Agreement, dated December 14, 1999, between the Company and Paul C. Desjourdy. (previously filed as exhibit 10.2 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference)
10.3 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler. (previously filed as exhibit 10.3 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference)
10.4 Commercial Lease dated June 5, 1997, between Pine Street Realty Trust and the Company. (previously filed as exhibit number
         10.18 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference)
10.5 Form of Indemnification Agreement between the Company and each officer and director of the Company. (previously filed as exhibit number 10.6 of the Registration Statement and incorporated by reference)
10.6 Marketing and Supply Agreement, dated January 11, 1995 between the Company and West Agro. (previously filed as exhibit number 10.1 to Form 8-K of the Registrant dated January 11, 1995 and incorporated by reference) *
10.7 Agreement, dated August 31, 1992 among the Company, Dr. Jack H. Kessler and Dr. Robert Rosenbaum. (previously filed as exhibit number 10.8 of the Registration Statement and incorporated by reference)
10.8 Form of Stock Option Agreement to be entered into between the Company and each option holder. (previously filed as exhibit number 10.10 to Form 10-KSB for the year ended December 31, 1993 and incorporated by reference)
10.9 1994 Employee Stock Purchase Plan of the Company. (incorporated by reference to Exhibit B to the Company's 1994 Annual Stockholders Meeting Proxy Statement filed under cover of Schedule 14A dated
         May 4, 1994)
10.10 1995 Non-Employee Directors' Stock Option Plan of the Company. (previously filed as exhibit number 10.1 to Form 10-QSB for the quarter ended June 30, 1995 and incorporated by reference)
10.11 Collaboration and Sale/License Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number 10.19 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference) *
10.12 Stock Purchase Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number
         10.20 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference)
10.13 Form of Subscription Agreement, dated as of August 10, 1999, between the Company and the purchasers of Units (previously filed as exhibit number 10.14 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference)
10.14 Form of Redeemable Warrant for the purchase of shares of Class A Common Stock, dated as of August 10, 1999, issued to purchasers of Units (previously filed as exhibit number 10.15 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference)
10.15 Promissory Note, dated January 11, 2001, between the Company and Dr. Jack H. Kessler, together with the Pledge Agreement and Letter Agreement related thereto.
10.16    Promissory Note, dated January 11, 2001, between the Company and
         Paul C. Desjourdy, together with the Pledge Agreement and Letter Agreement related thereto.
23.1     Consent of BDO Seidman, LLP relating to Form S-8.
23.2     Consent of BDO Seidman, LLP relating to Form S-3.
--------------------------------------
* Indicates that material has been omitted and confidential treatment has been granted or requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Officers

Jack H. Kessler, Ph.D.
Chief Executive Officer,
Chief Scientific Officer,
Secretary and Chairman of the Board

Paul C. Desjourdy
President, Chief Operating Officer,
Chief Financial Officer, General Counsel, Treasurer and Director

Board of Directors

Jack H. Kessler (Chairman)
Chief Executive Officer,
Chief Scientific Officer, Secretary
Symbollon Corporation

Paul C. Desjourdy
President, Chief Operating Officer,
Chief Financial Officer, General Counsel and Treasurer
Symbollon Corporation

James C. Richards, Ph.D.
President, Chief Executive Officer
and Director
EdgeLight BioScience, Inc.
(a waveguide technology company)

Richard F. Maradie
Consultant

Eugene Lieberstein
Partner
Anderson, Kill & Olick, P.C.
(a law firm)

Scientific Advisory Board

Waldemar Gottardi, Ph.D.
Associate Professor in Technical Hygiene
Institute of Hygiene
University of Innsbruck, Austria

Corporate Headquarters

37 Loring Drive
Framingham, Massachusetts 01702
Tel:   (508) 620-7676
Fax:  (508) 620-7111

Independent Auditors

BDO Seidman, LLP
40 Broad Street, Suite 500
Boston, Massachusetts 02109

Transfer Agent and Register

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10038
(212) 936-5100

Annual Meeting

The annual meeting of stockholders will be held Wednesday, May 23, 2001 at 10:00 a.m. at the Company's offices at 37 Loring Drive, Framingham, Massachusetts

SEC Form 10-KSB

A copy of the annual report on Form 10-KSB, as filed by Symbollon Corporation with the Securities and Exchange Commission, is available without charge upon written request to:

Corporate and Investor Relations
Symbollon Corporation
37 Loring Drive
Framingham, Massachusetts 01702